EXHIBIT 99.2

OPENTV CORP.

Q3 2008 Investor Conference Call

Transcript of Prepared Remarks

November 6, 2008

2:00 p.m. PST

Operator

Good day, ladies and gentlemen and welcome to the third quarter 2008 OpenTV Corp. earnings conference call. My name is Erica, and I’ll be your coordinator today. [Operator instructions] I would now like to turn the presentation over to your host for today’s call, Mr. Mark Beariault, General Counsel. Please proceed.

Mark Beariault – OpenTV Corp. – General Counsel

Thank you, operator. Before we begin today, I would like to highlight that, beginning this quarter, we will make available a short slide presentation in PDF format containing information about OpenTV that members of management may refer to on our quarterly conference calls. For this call, our presentation is focused on financial metrics. We thought it would be helpful for investors to view the presentation as they listen to the call, so I invite you now to access the presentation by visiting the Investor Relations page of our Web site located at www.opentv.com.

Also, I would remind you that during this call, members of OpenTV management, in addition to discussing the actual results of this past quarter, will be making forward-looking statements. These forward-looking statements are based on our current expectations and beliefs, and are subject to a number of factors and uncertainties that could cause our actual results to differ materially from those described in these forward-looking statements.

For example, statements regarding forecasted growth of the markets for our products, our ability to expand our product offerings, our ability to maintain the momentum in our revenue growth and to achieve positive net income, and our financial guidance for 2008 are all forward-looking statements.

For a detailed discussion of the factors and uncertainties that could cause our actual results to differ materially from those described in these forward-looking statements, please refer to the risk factors described in our Form 10-K filed with the SEC, and any updates to those risk factors contained in our quarterly reports and the other documents we file from time to time with the SEC. Those documents and reports can be viewed on the Investor Relations page of our website. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

During this call, we will also refer to certain non-US GAAP financial measures, such as adjusted EBITDA and billings, which management believes are helpful in understanding our business and performance. We have included a reconciliation of those measures to US GAAP measures on the Investor Relations page of our website. We will also make available a webcast replay of this conference call on our website.

With that, I will turn the call over to Ben Bennett, Chief Executive Officer of OpenTV.

Ben Bennett – OpenTV Corp. – Chief Executive Officer

Thank you Mark, and welcome everyone to OpenTV’s third quarter 2008 conference call. Joining me today is Shum Mukherjee, our Chief Financial Officer.

OpenTV reported solid third quarter results earlier today, including revenue of $26.9 million and net income of $1 million. Our fundamental financial objective for the company is to establish long-term, sustainable profitability and growth, and I am pleased to report that we remain on target to meet that objective. Our projected outlook for the full year of 2008 now calls for positive net income, which would be the first profitable year in this company’s history. We also continue to generate positive cash flow, and we maintain a sound balance sheet with no debt. In the context of the current economic climate, we believe our strong balance sheet and continued cash generation will position us well in terms of being able to continue investing in our products and our people.

I’d like to briefly review a few business metrics that evidence the strength of our market position and our geographic diversity. In the third quarter, 4.6 million OpenTV-enabled digital devices were shipped worldwide bringing the total to date to 116 million. Of this total, 6.3 million are PVR-enabled devices, and shipments of these devices grew year over year by 51%. This is actually a key metric to monitor moving forward as HD PVR platforms, particularly those with IP return paths, provide OpenTV with more opportunities to up-sell in areas such as video-on-demand, advanced advertising, home networking and advanced IP-aware interactive applications. On the advertising side, OpenTV’s campaign management solutions now deliver national and local spot advertising to almost 28 million cable subscribers in the United States, representing 46% of total US cable subscribers.

With those metrics as the backdrop, I’d like to highlight a few significant customer events that occurred this quarter in the geographic regions we serve:

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We’ll start with Asia Pacific where I’m happy to announce that our project for SKY PerfecTV!, operated by Japan’s largest pay TV operator, which we announced on our last earnings call, is on track. This is a significant engagement for us that leverages our next generation HD/PVR and will ultimately enable some of the most advanced HD interactive services available in the marketplace today.

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We also remain active in emerging markets, India in particular. As many of you know, we appointed an experienced General Manager, based in Mumbai, to lead our expansion in the country as well as assign local engineering support to help OpenTV customers with their deployments in the region. These customers include Dish TV of the Essel Group, Big TV of Reliance Communications and Sun Direct TV.

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Another region of focus for OpenTV is South America where we are building on our strong relationship with NET in Brazil and are currently in discussion with other operators in the region, particularly in cooperation with our distribution partners.

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In EMEA, one of our more developed markets, we were selected to power a new range of next generation digital services including HD, PVR and VOD for VOO, Belgium’s newest cable operator. VOO provides analog and digital TV, high-speed Internet access and fixed telephony services to more than 1.2 million subscribers in Belgium. In addition to new customer activity, OpenTV’s project teams are currently working on significant launch activities with customers such as UPC, Portugal Telecom, Zon TV Cabo, Numericable, BSkyB and Multichoice South Africa.

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Meanwhile, in the US, we once again renewed our license agreement with DISH Network for another year, reaffirming one of our longstanding and important relationships. We are also in beta testing for our turnkey IPTV solution for the Telco market developed with our partner, Innovative Systems. As some of you may recall OpenTV and Innovative teamed up about two years ago to develop a solution for tier 2 and tier 3 Telco’s in the US. We’re excited to be actively testing this solution with customers in several locations.

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We also have some positive customer developments in our advertising business in the US. I am pleased to announce today a new deal with Time Warner Cable to upgrade several regional operating centers to EclipsePlus, OpenTV’s latest Campaign Management platform for cable ad sales operations. They have agreed to install EclipsePlus in five regional operating centers, representing over 11 million subscribers. In addition, as we announced yesterday, Comcast Spotlight has now deployed our EclipsePlus product in three of their key markets. We have also seen increased adoption of EclipsePlus by other US MSOs, notably the New York City Interconnect for Cablevision; the Great Lakes Division for Charter; and a recent upgrade deal with Midcontinent Communications for their North and South Dakota markets.

All in all, we have relatively robust customer activity to report in both our middleware and advertising businesses. At the same time, we’re also working hard on our next generation of technologies and products. In middleware, our developers are currently working on our 6th generation middleware platform. This advanced multi application platform will support solutions for hybrid IP networks and innovative unified user interfaces. We will provide additional details as we move closer to beta testing of these products. On a related note, during the quarter we announced our acquisition of Ruzz TV, a Sydney based provider of digital TV technologies that enable broadcasters to manage their workflow and content distribution processes quickly and efficiently. We came to know Ruzz TV through our relationship with FOXTEL, which is an important strategic NewsCorp customer of OpenTV. It became clear to us that Ruzz TV’s expertise and technology addresses a small but important technology need in our roadmap relating to broadcast content management and meta data management for digital TV user interfaces. This was a small acquisition, immaterial from a financial perspective, but strategically it is complementary to our next-generation products.

In summary, OpenTV is executing. The actions that the management team have taken over the last several quarters are beginning to manifest themselves into tangible results. However, like many companies, we are actively monitoring the potential impact of the current economic downturn worldwide and the impact this may have on our customers. While the digital TV sector has, in the past, been considered somewhat recession resistant, we remain vigilant as to what our customers are experiencing in the field, particularly with respect to trends in new set-top box shipments and deployment of advanced digital TV services.

With that, I am going to turn the call over to Shum, who will review in detail our third quarter results, and our full-year outlook. Shum?

Shum Muhkerjee – OpenTV Corp. – EVP, CFO

Thank you, Ben. Good afternoon everyone. As Mark mentioned, we have posted a few slides on our Web site that provide some historical perspective to our performance, and I will refer to those slides in a few places as I discuss our results. Billings in Q3 2008 were $26.7 million, up 5% over Q3 ‘07, reflecting a $0.8 million, or 4%, increase in middleware billings, and a $0.5 million, or 18%, increase in billings in the advertising segment. Slides 2 and 3 of the supplemental presentation highlight the steady growth we have achieved in total digital device shipments, as well as the recent growth in PVR shipments. We think this growth is indicative of our expanding global customer base as well as the increasing demand for new and advanced services.

In the Americas region, billings were up 4% or $0.2 million, reflecting increased billings to NET in Brazil and Star Choice in Canada, partially offset by reduced billings to EchoStar. Billings in our EMEA region were up $1.2 million, or 10%, reflecting increased billings to UGC and Numericable in France. Middleware billings in the Asia-Pacific region were down $0.7 million, or 11%, primarily reflecting reduced billings to JCOM in Japan where last year we had large billings in Q3 07 related to professional services to launch their VOD service.

Moving to the Advertising Solutions segment, billings were up $0.5 million or 18%, primarily reflecting increased billings to Comcast for our EclipsePlus advertising campaign management system.

Year-to-date total billings was $94.2 million, up 16% from the same period in 2007, with the middleware segment up 15% and the advertising segment up 28% year-to-date compared to 2007.

Now let’s turn to revenues and I refer you to slide 4 of our supplemental presentation for a historical perspective. Revenues in Q3 2008 were $26.9 million, up 14% over Q3 2007. Revenues in the middleware segment were $23.9 million, up 15% from Q3 2007, primarily reflecting increased business from Sky Italia, MCA, and UGC, partially offset by reductions in revenues from EchoStar and J-COM. Revenues in the advertising segment were $3.0 million, flat compared to Q3 2007.

Revenues through the first nine months of 2008 were $87.5 million, up 22% from the same period in 2007, with middleware revenues up 24% and advertising revenues up 10%. Deferred revenue at the end of Q3 2008 was $30.5 million, compared to deferred revenue of $24.1 million at the end of 2007, primarily reflecting increased billings to Dish TV India and Time Warner Cable that are not yet recognizable as revenues.

Adjusted EBITDA before unusual items in Q3 2008 was $3.7 million, compared to a loss of $3.3 million in Q3 2007, primarily reflecting higher revenues and improved trends in our level of expenses. Also Q3 07 included an accrual for severance related to senior executive officers. Contribution margin in the middleware segment was $9.2 million, up $4.8 million from Q3 ‘07 on a revenue increase of $3.2 million. Contribution margin in the advertising solutions segment was a loss of $0.1 million, flat compared to Q3 2007. Adjusted EBITDA for the first nine months of 2008 was $13.7 million, compared to a loss of $3.9 million in the same period of 2007, reflecting increases in contribution margin of $15.3 million in the middleware segment on a revenue increase of $14.9 million, and increased contribution margin of $1.8 million in the advertising segment on a revenue increase of $0.9 million.

Net income in Q3 2008 was $1.0 million, compared to a loss of $4.8 million from continuing operations in Q3 2007. Net income in the first nine months of 2008 was $7.3 million, compared to a loss of $12.6 million from continuing operations in the first nine months of 2007.

Our balance sheet and financial position remain strong. Our cash portfolio as of September 30, 2008 was $98.7 million, compared to $81.8 million on December 31, 2007. Our cash balance was negatively impacted during the quarter by foreign exchange movements and would have been $100m based on exchange rates effective June 30, 2008. Cash generated from operations was $0.3 million for Q3 ‘08, and $5.4 million for the first nine months of 2008, compared to cash used in operations of $1.6 million in Q3 ‘07, and cash generated from operations of $2.8 million in the first nine months of 2007. As slide 5 in the supplemental presentation illustrates, we have increased our cash generation capabilities since the beginning of 2007 due to the combination of increased revenues, the elimination of non-core businesses and a more efficient cost structure.

Just a quick comment on our accounts receivables. We showed an account receivables balance of $27.5 million at September 30, 2008. In early October, we collected approximately $5 million of those receivables, and our receivable balance as of October 31, 2008 was approximately $22.5m.

I would also like to briefly comment on our recent acquisition of Ruzz TV, which as Ben noted was a small acquisition with a purchase price of $0.2 million, excluding earn-outs. We expect Ruzz TV will generate approximately $2 million in revenue in 2009 and operate at breakeven to slightly positive net income.

Now moving to guidance, given the potential for current worldwide economic conditions to impact our customer’s spending decisions, we are narrowing our guidance for full-year billings to $122 to $125 million. We are now guiding towards full-year 2008 GAAP revenues of $110 to $115 million. In terms of net income, I am pleased to say that we expect to end the year with positive net income.

Now, I would remind listeners that our Q4 ‘07 revenues were positively impacted by the recognition of $10.5 million of previously deferred revenue from UGC during that quarter. For Q4 ‘08, we do not expect any similar movements of this magnitude in our deferred revenue.

I would now like to hand back the call to Ben who will give some concluding remarks.

Ben Bennett – OpenTV Corp. – Chief Executive Officer

Thank you Shum. Looking ahead to 2009, we are in constant discussions with our customers and partners regarding their future rollout plans. Despite the current global economic environment, we believe we are well positioned to weather the expected downturn. The company is beginning, as you’ve seen, to execute much better operationally; we’re advancing on new technologies and new market segments; and importantly we are fundamentally healthy from a balance sheet perspective. These are important attributes in this economic climate, and we will look to be opportunistic with our business going forward.

Our company strategy will be to continue investing in our core technologies and people in addition to hitting our growth and profitability goals; we believe this approach will ultimately maximize our shareholder return. We expect to provide 2009 guidance when we report our fourth quarter results and benefit from a little further insight into the general economic trends over these next few months.

And with that Shum, Mark, and I will be pleased to answer your questions.